Exhibit 99.1

NORTEK HOLDINGS – SALES/EARNINGS UP
FOR SECOND QUARTER

PROVIDENCE, RI, August 3, 2004—Nortek Holdings, Inc. (“Nortek Holdings”), the parent company of Nortek, Inc. (“Nortek”), a leading international designer, manufacturer and marketer of high-quality brand name building products, today announced increased second quarter sales and earnings from a continuing strong residential housing and home improvement market.

Nortek Holdings second-quarter 2004 sales from continuing operations totaled $448 million, up 15 percent from the comparable period in 2003. Operating earnings from continuing operations for this year’s second quarter were $46.6 million compared to last year’s $43.8 million. The results from continuing operations exclude Nortek’s formerly owned subsidiary, Ply Gem Industries, Inc. (“Ply Gem”), which has been sold and accordingly treated as a discontinued operation.

Richard L. Bready, Chairman and Chief Executive Officer, said, “This was a very strong quarter in both revenue and earnings. Our operating performance was driven by strong sales gains in our Residential Building Products segment and the continuing benefit of Nortek’s manufacturing efficiency programs.”

On January 9, 2003, certain affiliates of Kelso & Company, L.P. and certain members of management acquired control of Nortek in a recapitalization transaction. Net sales for the nine-day period ending January 9, 2003 and the period from January 10 to July 5, 2003 were $25 million and $726 million, respectively. Operating earnings (loss) for the nine-day period ending January 9, 2003 and the period from January 10 to July 5, 2003 were $(81.8) million and $78.4 million, respectively.

Key financial highlights from continuing operations for the first half of 2004 included:
  Net sales of $856 million, an increase of 14 percent compared to the $751 million recorded for the combined period in 2003.
  ·Operating earnings of $88.1 million, compared to an operating (loss) of $(3.4) million for the combined period in 2003. The operating (loss) for the combined period in 2003 is net of expenses and charges of approximately $83.0 million arising from the recapitalization transaction.
Mr. Bready added, “Overall housing activity remains at very healthy levels and it is expected that overall residential housing markets will continue to be solid for the remainder of the year. The manufactured housing and commercial HVAC markets are not expected to see meaningful increases in 2004.”

Acquisitions contributed approximately $21.9 million and $37.3 million to net sales for the second quarter and six months ended July 3, 2004, respectively, and contributed approximately $4.0 million and $5.9 million to operating earnings for the second quarter and six months ended July 3, 2004, respectively. In addition, the six-month results for 2004 included a loss from early retirement of debt of approximately $12 million.

As of July 3, 2004, Nortek Holdings had approximately $133 million in unrestricted cash, equivalents and marketable securities and has no borrowings outstanding under its $175-million revolving credit facility.

On July 15, 2004, Thomas H. Lee Partners L.P., in partnership with certain members of Nortek Holdings’ management, entered into a stock purchase agreement with affiliates of Kelso and Company L.P. and certain other parties to purchase all of the outstanding capital stock of Nortek Holdings in a transaction valued at approximately $1.74 billion before fees and expenses (the “THL transaction”). The THL transaction is subject to customary closing conditions and is expected to be consummated during the third quarter of 2004.

Nortek Holdings* (the parent company of Nortek, Inc.) is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. Nortek Holdings offers a broad array of products for improving the environments where people live and work. Its products currently include: range hoods and other spot ventilation products; heating and air conditioning systems; indoor air quality systems; and specialty electronic products.

*As used herein, the term “Nortek Holdings” refers to Nortek Holdings, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek Holdings’ current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. Nortek Holdings undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of Nortek Holdings with the Securities and Exchange Commission.
# # #

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

			For the Periods
			Post-Recapitalization		Pre-Recapitalization
	For the Three Months Ended		Jan. 1, 2004	Jan. 10, 2003	Jan. 1, 2003 -
	July 3, 2004	July 5, 2003	July 3, 2004	July 5, 2003	Jan. 9, 2003
	(Amounts in thousands)
	(Unaudited)

Net Sales	$448,393	$390,029	$855,836	$726,106	$24,951

Costs and Expenses:
Cost of products sold	316,409	280,737	605,081	520,394	18,635
Selling, general and administrative expense	81,854	63,425	155,839	123,498	5,014
Amortization of intangible assets	3,538	2,020	6,849	3,843	67
Expenses and charges arising from the Recapitalization	---	---	---	---	83,000

	401,801	346,182	767,769	647,735	106,716

Operating earnings (loss)	46,592	43,847	88,067	78,371	(81,765)
Interest expense	(18,432)	(12,636)	(43,993)	(29,427)	(1,054)
Loss from debt retirement	---	---	(11,958)	---	---
Investment income	340	289	1,284	656	119

Earnings (loss) from continuing operations
before provision (benefit) for income taxes	28,500	31,500	33,400	49,600	(82,700)
Provision (benefit) for income taxes	11,800	13,000	13,800	20,100	(21,800)

Earnings (loss) from continuing operations	16,700	18,500	19,600	29,500	(60,900)
Earnings (loss) from discontinued operations	(800)	7,400	67,400	1,900	(1,000)

Net earnings (loss)	$15,900	$25,900	$87,000	$31,400	$(61,900)

The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

A.        The unaudited condensed consolidated summary of operations for Nortek Holdings, Inc. and its subsidiaries (the “Company” or “Holdings”), in the opinion of management, reflects all adjustments necessary for a fair statement of the periods presented. Certain amounts in the prior year’s unaudited condensed consolidated summary of operations have been reclassified to conform to the current year presentation. This unaudited condensed consolidated summary of operations should be read in conjunction with the consolidated financial statements and the notes included in the Company's latest annual report on Form 10-K, its latest quarterly report on Form 10-Q and its latest Current Reports on Form 8-K as filed with the Securities and Exchange Commission (“SEC”).

The consolidated financial statements prior to November 20, 2002 reflect the financial position, results of operations and cash flows of Nortek, Inc. (“Nortek”), the predecessor company. On November 20, 2002, Nortek and Holdings reorganized into a holding company structure and each outstanding share of capital stock of Nortek was converted into an identical share of capital stock of Holdings, a Delaware corporation formed in 2002, with Holdings becoming the successor public company and Nortek becoming a wholly-owned subsidiary of Holdings (the “Holdings Reorganization”). Subsequent to November 20, 2002, the consolidated financial statements reflect the financial position, results of operations and cash flows of Holdings (the successor company). On January 9, 2003, Holdings was acquired by certain affiliates and designees of Kelso & Company L.P. (“Kelso”) and certain members of Nortek’s management (the “Management Investors”) in accordance with the Agreement and Plan of Recapitalization by and among Nortek, Inc., Nortek Holdings, Inc. and K Holdings, Inc. (“K Holdings”) dated as of June 20, 2002, as amended, (the “Recapitalization Agreement”) in a transaction valued at approximately $1.6 billion, including all of the Company’s indebtedness (the “Recapitalization”). Refer to the Company’s Form 10-K as filed with the SEC for a more detailed description of the Recapitalization.

B.        On February 12, 2004, the Company sold the capital stock of its wholly-owned subsidiary Ply Gem for net cash proceeds of approximately $506,700,000, after excluding approximately $21,400,000 of proceeds provided to fund liabilities of Ply Gem indemnified by the Company, and recorded a net after-tax gain on the sale of approximately $72,300,000 in the first quarter of 2004. Ply Gem, through its operating subsidiaries, is a manufacturer and distributor of a range of products for use in the residential new construction, do-it-yourself and professional renovation markets, including vinyl siding, windows, patio doors, fencing, railing, decking and accessories. The results of operations of the operating subsidiaries of Ply Gem comprised the Company’s entire Windows, Doors and Siding Products (“WDS”) reporting segment and the corporate expenses of Ply Gem were previously included in Unallocated other, net in the Company’s segment reporting.

The Company allocates interest to dispositions that qualify as a discontinued operation for debt instruments which are entered into specifically and solely with the entity disposed of and from debt which is settled with proceeds received from the disposition. For the six months ended July 3, 2004, interest allocated to discontinued operations, included in interest expense, net in the table below, was approximately $2,800,000 (net of taxes of approximately $1,600,000). For the second quarter ended July 5, 2003 and the periods from January 10, 2003 to July 5, 2003 and from January 1, 2003 to January 9, 2003, interest allocated to discontinued operations, included in interest expense, net in the table below, was approximately $6,000,000 (net of taxes of approximately $3,600,000), $11,400,000 (net of taxes of approximately $6,700,000) and $800,000 (net of taxes of approximately $400,000), respectively.

The sale of Ply Gem and the related operating results have been excluded from earnings (loss) from continuing operations and are classified as discontinued operations for all periods presented.

The table that follows presents a summary of the results of discontinued operations for the three months ended July 3, 2004 and July 5, 2003:

	Post-Recapitalization
	For the Three
	Months Ended
	July 3, 2004		July 5, 2003

	(Amounts in thousands)
	(Unaudited)

Net sales	$	---	$154,500

Operating earnings (loss) of discontinued operations *		$(1,200)	$21,581

Interest expense, net		---	(9,881)

Earnings (loss) before income taxes		(1,200)	11,700
Provision (benefit) for income taxes		(400)	4,300

Earnings (loss) from discontinued operations		$(800)	$7,400

Depreciation and amortization expense	$	---	$3,731

                      *       Operating earnings of discontinued operations are net of Ply Gem corporate expenses previously included within Unallocated other, net in the Company’s segment reporting.

Operating earnings of discontinued operations for the three months ended July 5, 2003 include approximately $100,000 of severance and other costs associated with the closure of certain manufacturing facilities.

Operating earnings for the three months ended July 3, 2004 reflect the pre-tax impact of stock-based employee compensation charges of approximately $1,200,000 related to Nortek Holdings’ stock options retained by employees of Ply Gem subsequent to the sale of Ply Gem.

The table that follows presents a summary of the results of discontinued operations for the periods presented:

	For the Periods
	Post-Recapitalization		Pre-Recapitalization
	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	July 3, 2004	July 5, 2003	Jan. 9, 2003
	(Amounts in thousands)
	(Unaudited)

Net sales	$40,600	$253,600	$8,800

Operating earnings (loss) of discontinued operations *	$(3,244)	$21,771	$(368)

Interest expense, net	(4,556)	(18,671)	(1,232)

Earnings (loss) before provision (benefit) for income taxes	(7,800)	3,100	(1,600)
Provision (benefit) for income taxes	(2,900)	1,200	(600)

Earnings (loss) from discontinued operations	(4,900)	1,900	(1,000)

Gain on sale of discontinued operations	122,700	---	---
Income tax provision on sale of discontinued operations	50,400	---	---

	72,300	---	---

Earnings (loss) from discontinued operations	$67,400	$1,900	$(1,000)

Depreciation and amortization expense	$1,359	$8,478	$315

               *     Operating earnings (loss) of discontinued operations are net of Ply Gem corporate expenses previously included within Unallocated other, net in the Company’s segment reporting.

Operating earnings (loss) of discontinued operations for the period from January 10, 2003 to July 5, 2003 include approximately $600,000 of severance and other costs associated with the closure of certain manufacturing facilities. Operating earnings (loss) of discontinued operations for the period from January 10, 2003 to July 5, 2003 also include approximately $1,300,000 of costs and expenses for expanded distribution including new customers.

Operating earnings for the six months ended July 3, 2004 reflect the pre-tax impact of stock-based employee compensation charges of approximately $1,900,000 related to Nortek Holdings’ stock options retained by employees of Ply Gem subsequent to the sale of Ply Gem.

C.       The Company has two reportable segments: the Residential Building Products Segment and the Air Conditioning and Heating Products Segment. In the tables below, Unallocated includes corporate related items, intersegment eliminations and certain income and expense items not allocated to reportable segments.

The Company evaluates segment performance based on operating earnings before allocations of corporate overhead costs. Intersegment net sales and intersegment eliminations were not material for any of the periods presented. The income statement impact of all purchase accounting adjustments, including goodwill and intangible asset amortization, is reflected in the operating earnings of the applicable operating segment.

Net sales, operating earnings and pre-tax earnings from continuing operations for the Company’s segments for the three months ended July 3, 2004 and July 5, 2003 were as follows:

	Three Months Ended
	July 3, 2004	July 5, 2003
	(Amounts in thousands)
	(Unaudited)
Net sales:
Residential building products	$245,627	$194,928
Air conditioning and heating products	202,766	195,101

Consolidated net sales	$448,393	$390,029

Operating earnings (loss):
Residential building products *	$41,706	$31,551
Air conditioning and heating products *	16,218	19,016

Subtotal	57,924	50,567
Unallocated:
Strategic sourcing software and
systems development expense	---	(300)
Stock based compensation charges	(2,100)	(200)
Other, net	(9,232)	(6,220)

Consolidated operating earnings	46,592	43,847
Interest expense	(18,432)	(12,636)
Investment income	340	289

Earnings before provision
for income taxes	$28,500	$31,500

                                  *      The operating results of the Air Conditioning and Heating Products Segment for the three months ended July 3, 2004 and July 5, 2003 include approximately $600,000 and $1,400,000, respectively, of costs associated with the closure of certain manufacturing facilities. The operating results of the Air Conditioning and Heating Products Segment for the three months ended July 3, 2004 also include approximately $1,800,000 and $550,000, respectively, of estimated inefficient production costs and expenses associated with the start-up of a new manufacturing facility. The operating results of the Residential Building Products Segment for the three months ended July 3, 2004 and July 5, 2003 include approximately $600,000 and $100,000, respectively, and operating results the Air Conditioning and Heating Products Segment include for the three months ended July 3, 2004 approximately $400,000 of compensation expense related to stock options issued to employees of such segments in accordance with SFAS No. 123.

Net sales, operating earnings (loss) and pre-tax earnings (loss) from continuing operations for the Company’s segments for the periods presented below were as follows:

	For the Periods
	Post-Recapitalization		Pre-Recapitalization
	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	July 3, 2004	July 5, 2003	Jan. 9, 2003
	(Amounts in thousands)
	(Unaudited)

Net sales:
Residential building products	$482,148	$379,461	$16,338
Air conditioning and heating products	373,688	346,645	8,613

Consolidated net sales	$855,836	$726,106	$24,951

Operating earnings (loss):
Residential building products *	$81,714	$58,547	$2,731
Air conditioning and heating products *	25,290	35,492	(1,258)

Subtotal	107,004	94,039	1,473
Unallocated:
Expenses and charges arising from
the Recapitalization	---	---	(83,000)
Strategic sourcing software and
systems development expense	---	(1,700)	(100)
Stock based compensation charges	(2,300)	(800)	---
Other, net	(16,637)	(13,168)	(138)

Consolidated operating earnings (loss)	88,067	78,371	(81,765)
Interest expense	(43,993)	(29,427)	(1,054)
Loss from debt retirement	(11,958)	---	---
Investment income	1,284	656	119

Earnings (loss) before provision (benefit)
for income taxes	$33,400	$49,600	$(82,700)

                                 *       The operating results of the Air Conditioning and Heating Products Segment for the first six months ended July 3, 2004 include approximately $1,900,000 of costs associated with the closure of certain manufacturing facilities and approximately $5,900,000 of estimated inefficient production costs and expenses associated with the start-up of a new manufacturing facility. The operating results of the Air Conditioning and Heating Products Segment for the period from January 10, 2003 to July 5, 2003 include approximately $1,400,000 of costs associated with the closure of certain manufacturing facilities and approximately $550,000 of costs and expenses associated with the startup of a new manufacturing facility. There were no costs recorded in the period from January 1, 2003 to January 9, 2003 related to the closure of certain manufacturing facilities within the Air Conditioning and Heating Products Segment. The operating results of the Residential Building Products Segment for the six months ended July 3, 2004 and the period from January 10, 2003 to July 5, 2003 include approximately $600,000 and $100,000, respectively, of compensation expense related to stock options issued to employees of this segment in accordance with SFAS No. 123 and the operating results of the Air Conditioning and Heating Products Segment for the six months ended July 3, 2004 include approximately $400,000 of compensation expense related to stock options issued to employees of this segment in accordance with SFAS No. 123.

Depreciation expense, amortization of intangible assets and purchase price allocated to inventory and capital expenditures from continuing operations for the Company’s segments for the three months ended July 3, 2004 and July 5, 2003 were as follows:

	Three Months Ended
	July 3, 2004	July 5, 2003
	(Amounts in thousands)
	(Unaudited)
Depreciation Expense:
Residential building products	$3,679	$1,888
Air conditioning and heating products	3,126	1,968
Other	223	83

Consolidated depreciation expense	$7,028	$3,939

Amortization of intangible assets and
purchase price allocated to inventory *:
Residential building products	$2,728	$2,277
Air conditioning and heating products	870	687

Consolidated amortization expense and
purchase price allocated to inventory	$3,598	$2,964

Capital Expenditures:
Residential building products	$2,402	$2,303
Air conditioning and heating products	2,318	1,962
Other	24	11

Consolidated capital expenditures	$4,744	$4,276

           *      During the three months ended July 3, 2004 and July 5, 2003, the Company reflected approximately $200,000 and $900,000, respectively, of excess purchase price allocated to inventory as a non-cash charge to cost of products sold in the Residential Building Products Segment.

Depreciation expense, amortization of intangible assets and purchase price allocated to inventory and capital expenditures from continuing operations for the Company’s segments for the periods presented below were as follows:

	For the Periods
	Post-Recapitalization		Pre-Recapitalization
	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	July 3, 2004	July 5, 2003	Jan. 9, 2003
	(Amounts in thousands)
	(Unaudited)
Depreciation Expense:
Residential building products	$6,503	$3,731	$295
Air conditioning and heating products	6,028	3,779	276
Other	305	193	15

Consolidated depreciation expense	$12,836	$7,703	$586

Amortization of intangible assets and
purchase price allocated to inventory *:
Residential building products	$5,378	$6,852	$53
Air conditioning and heating products	1,694	1,966	14

Consolidated amortization expense and
purchase price allocated to inventory	$7,072	$8,818	$67

Capital Expenditures:
Residential building products	$4,831	$4,227	$91
Air conditioning and heating products	4,475	2,764	116
Other	342	255	---

Consolidated capital expenditures	$9,648	$7,246	$207

            *  During the six months ended July 3, 2004 and the period from January 10, 2003 to July 5, 2003, the Company reflected approximately $200,000 and $4,900,000, respectively, of excess purchase price allocated to inventory as a non-cash charge to cost of products sold. In the first six months ended July 3, 2004, all $200,000 was allocated to the Residential Buildings Products Segment and for the period from January 10, 2003 to July 5, 2003, approximately $4,300,000 was allocated to the Residential Building Products Segment and approximately $600,000 was allocated to the Air Conditioning and Heating Products Segment.

D.        The Company uses EBITDA as both an operating performance and liquidity measure. Operating performance measure disclosures with respect to EBITDA are provided below. Refer to Note E with respect to EBITDA and a reconciliation from net cash flows from operating activities to EBITDA.

EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of operating performance under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative or substitute for GAAP profitability measures such as operating earnings (loss) from continuing operations, discontinued operations, extraordinary items and net income (loss). EBITDA as an operating performance measure has material limitations since it excludes, among other things, the statement of operations impact of depreciation and amortization expense, interest expense and the provision (benefit) for income taxes and therefore does not necessarily represent an accurate measure of profitability, particularly in situations where a company is highly leveraged or has a disadvantageous tax structure. The Company uses a significant amount of capital assets and depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. The Company has a significant amount of debt and interest expense is a necessary element of the Company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. The Company generally incurs significant U.S federal, state and foreign income taxes each year and the provision (benefit) for income taxes is a necessary element of the Company’s costs and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net income (loss) for a more complete analysis of the Company’s profitability, as net income (loss) includes the financial statement impact of these items and is the most directly comparable GAAP operating performance measure to EBITDA. As EBITDA is not defined by GAAP, the Company’s definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of the Company’s operating results as reported under GAAP.

Company management uses EBITDA as a supplementary non-GAAP operating performance measure to assist with its overall evaluation of Company and subsidiary operating performance (including the performance of subsidiary management) relative to outside peer group companies. In addition, the Company uses EBITDA as an operating performance measure in financial presentations to the Company’s Board of Directors, shareholders, various banks participating in the Company’s Credit Facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP operating measure to assist them in their evaluation of the Company’s performance. The Company is also active in mergers, acquisitions and divestitures and uses EBITDA as an additional operating performance measure to assess Company, subsidiary and potential acquisition target enterprise value and to assist in the overall evaluation of Company, subsidiary and potential acquisition target performance on an internal basis and relative to peer group companies. The Company uses EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of potential valuation and relative performance and therefore does not place undue reliance on EBITDA as its only measure of operating performance. The Company believes EBITDA is useful for both the Company and investors as it is a commonly used analytical measurement for comparing company profitability, which eliminates the effects of financing, differing valuations of fixed and intangible assets and tax structure decisions. The Company believes that EBITDA is specifically relevant to the Company, due to the different degrees of leverage among its competitors, the impact of purchase accounting associated with the Recapitalization (as defined in the Company’s 10-K for the year ended December 31, 2003), which impacts comparability with its competitors who may or may not have recently revalued their fixed and intangible assets, and the differing tax structures and tax jurisdictions of certain of the Company’s competitors. The Company has included EBITDA as a supplemental operating performance measure, which should be evaluated by investors in conjunction with the traditional GAAP performance measures discussed  in the Results of Operations section of the Company's latest quarterly report on Form 10-Q as filed with the SEC for a complete evaluation of the Company’s operating performance.

The following table presents a reconciliation from net earnings (loss), which is the most directly comparable GAAP operating performance measure, to EBITDA for the second quarter ended July 3, 2004 and July 5, 2003:

	For the Three
	Months Ended
	July 3, 2004	July 5, 2003
	(Amounts in thousands)

Net earnings *	$15,900	$25,900
Provision for income taxes
from continuing operations	11,800	13,000
Provision (benefit) for income taxes
from discontinued operations	(400)	4,300
Interest expense from continuing operations	18,432	12,636
Interest expense from discontinued operations	---	9,916
Investment income from continuing operations	(340)	(289)
Investment income from discontinued operations	---	(35)
Depreciation expense from continuing operations	7,028	3,939
Depreciation expense from discontinued operations	---	2,646
Amortization expense from continuing operations	3,598	2,964
Amortization expense from discontinued operations	---	1,085

EBITDA	$56,018	$76,062

            *     Includes approximately $800,000 of loss and approximately $7,400,000 of earnings from discontinued operations for the three months ended July 3, 2004 and July 5, 2003, respectively (see Note B).

EBITDA includes approximately $4,300,000 and $300,000 of stock based compensation from adopting SFAS No. 123 recorded in the three months ended July 3, 2004 and July 5, 2003, respectively.

The following table presents a reconciliation from net earnings (loss), which is the most directly comparable GAAP operating performance measure, to EBITDA for the periods presented:

	For the Periods
	Post-Recapitalization		Pre-Recapitalization
	Jan. 1, 2004	Jan. 10, 2003 -	Jan. 1, 2003 -
	July 3, 2004	July 5, 2003	Jan. 9, 2003
	(Amounts in thousands)

Net earnings (loss) *	$87,000	$31,400	$(61,900)
Provision (benefit) for income taxes
from continuing operations	13,800	20,100	(21,800)
Provision (benefit) for income taxes
from discontinued operations	47,500	1,200	(600)
Interest expense from continuing operations	43,993	29,427	1,054
Interest expense from discontinued operations	4,585	18,774	1,234
Investment income from continuing operations	(1,284)	(656)	(119)
Investment income from discontinued operations	(29)	(103)	(2)
Depreciation expense from continuing operations	12,836	7,703	586
Depreciation expense from discontinued operations	1,158	5,033	245
Amortization expense from continuing operations	7,072	8,818	67
Amortization expense from discontinued operations	201	3,445	70

EBITDA	$216,832	$125,141	$(81,165)

                *  Includes approximately $67,400,000, $1,900,000 and $(1,000,000) of earnings (loss) from discontinued operations for the first six months ended July 3, 2004 and the periods from January 10, 2003 to July 5, 2003 and from January 1, 2003 to January 9, 2003, respectively (see Note B).

EBITDA includes approximately $83,000,000 of expenses and charges arising from the Recapitalization recorded in the period from January 1, 2003 to January 9, 2003 and approximately $5,200,000 and $1,000,000 of stock based compensation from adopting SFAS No. 123 recorded in the first six months ended July 3, 2004 and the period from January 10, 2003 to July 5, 2003, respectively.

E.        The Company uses EBITDA as both a liquidity and operating performance measure. Liquidity measure disclosures with respect to EBITDA are provided below. Refer to Note D for operating performance measure disclosures with respect to EBITDA and a reconciliation from net income (loss) to EBITDA.

EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of cash flow under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative or substitute for GAAP cash flow measures such as cash flows from operating, investing and financing activities. EBITDA does not necessarily represent an accurate measure of cash flow performance because it excludes, among other things, capital expenditures, working capital requirements, significant debt service for principal and interest payments, income tax payments and other contractual obligations, which may have a significant adverse impact on a company’s cash flow performance thereby limiting its usefulness when evaluating the Company’s cash flow performance. The Company uses a significant amount of capital assets and capital expenditures are a significant component of the Company’s annual cash expenditures and therefore their exclusion from EBITDA is a material limitation. The Company has significant working capital requirements during the year due to the seasonality of its business, which require significant cash expenditures and therefore its exclusion from EBITDA is a material limitation. The Company has a significant amount of debt and the Company has significant cash expenditures during the year related to principal and interest payments and therefore their exclusion from EBITDA is a material limitation. The Company generally pays significant U.S. federal, state and foreign income taxes each year and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net cash from operating, investing and financing activities for a more complete analysis of the Company’s cash flow performance, as they include the financial statement impact of these items. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for replacements. As EBITDA is not defined by GAAP, the Company’s definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of the Company’s cash flows as reported under GAAP.

Company management uses EBITDA as a supplementary non-GAAP liquidity measure to allow the Company to evaluate its operating units cash-generating ability to fund income tax payments, corporate overhead, capital expenditures and increases in working capital. EBITDA is also used by management to allocate resources for growth among its businesses, to identify possible impairment charges, to evaluate the Company’s ability to service its debt and to raise capital for growth opportunities, including acquisitions. In addition, the Company uses EBITDA as a liquidity measure in financial presentations to the Company’s Board of Directors, shareholders, various banks participating in the Company’s Credit Facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP liquidity measure to assist them in their evaluation of the Company’s cash flow performance. The Company uses EBITDA in conjunction with traditional GAAP liquidity measures as part of its overall assessment and therefore does not place undue reliance on EBITDA as its only measure of cash flow performance. The Company believes EBITDA is useful for both the Company and investors as it is a commonly used analytical measurement for assessing a company’s cash flow ability to service and/or incur additional indebtedness, which eliminates the impact of certain non-cash items such as depreciation and amortization. The Company believes that EBITDA is specifically relevant to the Company due to the Company’s leveraged position as well as the common use of EBITDA as a liquidity measure within the Company’s industries by lenders, investors, others in the financial community and peer group companies. The Company has included EBITDA as a supplemental liquidity measure, which should be evaluated by investors in conjunction with the traditional GAAP liquidity measures discussed in the Liquidity and Capital Resources section of the Company’s latest quarterly report on Form 10-Q as filed with the SEC for a complete evaluation of the Company’s cash flow performance.

The following table presents a reconciliation from net cash provided by (used in) operating activities, which is the most directly comparable GAAP liquidity measure, to EBITDA for the periods presented:

	For the Periods
	Post-Recapitalization		Pre-Recapitalization
	Jan. 1, 2004	Jan. 10, 2003 -	Jan. 1, 2003 -
	July 3, 2004	July 5, 2003	Jan. 9, 2003
	(Amounts in thousands)

Net cash used in operating activities *	$(30,517)	$(5,632)	$(5,705)
Cash used by working capital and
other long-term asset and liability changes	41,564	45,943	12,880
Effect of the Recapitalization, net	---	---	(62,397)
Non-cash stock and stock option expense	(5,241)	(952)	---
Deferred federal income tax provision
from continuing operations	(9,800)	12,000	(5,900)
Deferred federal income tax credit
from discontinued operations	18,500	---	---
Gain on sale of discontinued operations	122,700	---	---
Non-cash interest expense, net	(18,340)	(3,438)	(125)
Loss from debt retirement	(11,958)	---	---
Provision (benefit) for income taxes
from continuing operations	13,800	20,100	(21,800)
Provision (benefit) for income taxes
from discontinued operations	47,500	1,200	(600)
Interest expense from continuing operations	43,993	29,427	1,054
Interest expense from discontinued operations	4,585	18,774	1,234
Investment income from continuing operations	(1,284)	(656)	(119)
Investment income from discontinued operations	(29)	(103)	(2)
Depreciation expense from discontinued operations	1,158	5,033	245
Amortization expense from discontinued operations	201	3,445	70

EBITDA	$216,832	$125,141	$(81,165)

                *   Includes approximately $67,400,000, $1,900,000 and $(1,000,000) of earnings (loss) from discontinued operations for the first six months ended July 3, 2004 and the periods from January 10, 2003 to July 5, 2003 and from January 1, 2003 to January 9, 2003, respectively (see Note B).

EBITDA includes approximately $83,000,000 of expenses and charges arising from the Recapitalization recorded in the period from January 1, 2003 to January 9, 2003 and approximately $5,200,000 and $1,000,000 of stock based compensation from adopting SFAS No. 123 recorded in the first six months ended July 3, 2004 and the period from January 10, 2003 to July 5, 2003, respectively, (see Note H).

F.   From January 1, 2004 through February 3, 2004, Nortek purchased approximately $14,800,000 of it’s 9 1/4% Senior Notes due 2007 (“9 1/4% Notes”) and approximately $10,700,000 of it’s 9 1/8% Senior Notes due 2007 (“9 1/8% Notes”) in open market transactions. On March 15, 2004, Nortek redeemed all of it’s outstanding 9 1/4% Notes (approximately $160,200,000 in principal amount) and on March 14, 2004 redeemed all of it’s outstanding 9 1/8% Notes (approximately $299,300,000 in principal amount). The 9 1/4% Notes and 9 1/8% Notes were redeemed at a redemption price of 101.542% and 103.042%, respectively, of the principal amount thereof plus accrued and unpaid interest. The 9 1/4% Notes and 9 1/8% Notes ceased to accrue interest as of the respective redemption dates indicated above. The Company used the net after tax proceeds from the sale of Ply Gem of approximately $450,000,000, together with existing cash on hand, to fund the redemption of the 9 1/4% Notes and 9 1/8% Notes. On March 14, 2004, Nortek redeemed $60,000,000 of it’s outstanding 8 7/8% Senior Notes due 2008 (“8 7/8% Notes”). On March 31, 2004, Nortek redeemed the remaining $150,000,000 of it’s outstanding 8 7/8% Notes (see below). The 8 7/8% Notes were called at a redemption price of 104.438% of the principal amount thereof plus accrued and unpaid interest.

On March 1, 2004, Nortek completed the sale of $200,000,000 of Senior Floating Rate Notes due 2010 (the “Floating Rate Notes”). The Floating Rate Notes bear interest at a rate per annum equal to LIBOR, as defined, plus 3% (4.87% as of July 30, 2004). Interest on the Floating Rate Notes will be determined and payable semi-annually on June 30 and December 31 of each year commencing June 30, 2004. Nortek incurred fees and expenses, including the initial purchaser’s discount, of approximately $4,000,000 in connection with the sale, which will be amortized over the life of the Floating Rate Notes. The Floating Rate Notes are unsecured obligations of Nortek, which mature on December 31, 2010, and may be redeemed in whole or in part prior to December 31, 2010 at the redemption prices as defined in the indenture governing the Floating Rate Notes (the “Indenture”). The Indenture contains covenants that limit Nortek’s ability to engage in certain transactions, including incurring additional indebtedness and paying dividends or distributions. The terms of the Floating Rate Notes require Nortek to register notes having substantially identical terms (the “Nortek Exchange Notes”) with the SEC as part of an offer to exchange freely tradable Nortek Exchange Notes for the Floating Rate Notes (the “Nortek Exchange”) (see Note I). Approximately $60,000,000 principal amount of the 8 7/8% Notes ceased to accrue interest as of March 14, 2004 and approximately $150,000,000 principal amount of such Notes ceased to accrue interest as of March 31, 2004. The Company used the net proceeds of approximately $196,000,000 from the sale of the Floating Rate Notes, together with existing cash on hand, to fund the redemption of the 8 7/8% Notes.

The open market purchases and the redemption of the 9 1/4% Notes, 9 1/8% Notes and
8 7/8% Notes noted above resulted in a pre-tax loss of approximately $11,958,000 in the first quarter of 2004, based upon the difference between the respective redemption prices indicated above and the estimated carrying values at the redemption dates.

Interest expense in the first six months ended July 30, 2004 includes duplicative interest arising during the waiting period from the call for redemption to the date of redemption of the 8 7/8% Senior Notes as during that period, the Floating Rate Notes, whose proceeds were used to refinance the 8 7/8% Senior Notes, were also outstanding.

On November 24, 2003, the Company completed the sale of $515,000,000 aggregate principal amount at maturity ($349,400,000 gross proceeds) of its 10% Senior Discount Notes due May 15, 2011 (“Senior Discount Notes”). The Senior Discount Notes, which are structurally subordinate to all debt and liabilities of the Company’s subsidiaries, were issued and sold in a private Rule 144A offering to institutional investors. The net proceeds of the offering were used to pay a dividend of approximately $298,474,000 to holders of the Company’s capital stock and approximately $41,000,000 of these proceeds were used by the Company to purchase additional capital stock of Nortek. Nortek used these proceeds to fund the majority of a cash distribution of approximately $41,600,000 to option holders of the Rollover Options in the fourth quarter of 2003. The accreted value of the Senior Discount Notes will increase from the date of issuance at a rate of 10% per annum compounded semi-annually such that the accreted value will equal the principal amount of $515,000,000 on November 15, 2007. No cash interest will accrue on the Senior Discount Notes prior to November 15, 2007 and, thereafter, cash interest will accrue at 10% per annum payable semi-annually in arrears on May 15 and November 15 of each year. The Senior Discount Notes are unsecured obligations of the Company, which mature on May 15, 2011, and may be redeemed in whole or in part at the redemption prices as defined in the indenture governing the Senior Discount Notes (the “Indenture”). The Indenture contains covenants that limit the Company’s ability to engage in certain transactions, including incurring additional indebtedness and paying dividends or distributions. The terms of the Senior Discount Notes require the Company to register notes having substantially identical terms (the “Holdings Exchange Notes”) with the SEC as part of an offer to exchange freely tradable Holdings Exchange Notes for the Senior Discount Notes (the “Holdings Exchange”) (see Note I). Under certain limited circumstances, Nortek may be required in the future to guarantee the Senior Discount Notes on a senior subordinated basis. This requirement will not apply if the terms of any of Nortek’s senior indebtedness restricts the issuance of such guarantee. Nortek’s Senior Secured Credit Facility does not permit such a guarantee. In addition the issuance of such a guarantee by Nortek would constitute a restricted payment under the terms of Nortek’s indentures.

The period from January 10, 2003 to July 5, 2003 includes approximately $4,100,000 of interest expense from the amortization of the Bridge Facility commitment entered into as part of the Recapitalization.

G.       On March 9, 2004, the Company acquired OmniMount Systems, Inc. (“OmniMount”) for approximately $16,500,000 in cash and contingent consideration payable 90 days after fiscal 2006 if certain fiscal 2006 financial results, as defined by the stock purchase agreement, are met. OmniMount is a manufacturer and designer of speaker mountings and other products to maximize the home theater experience.

On December 15, 2003, the Company acquired Operator Specialty Company, Inc. (“OSCO”), located in Casnovia, MI for approximately $2,500,000. OSCO is a manufacturer and designer of gate operators and access controls.

On July 11, 2003, the Company acquired SpeakerCraft, Inc. (“SPC”) for approximately $58,100,000 in cash. SPC is a leading designer and supplier of architectural loudspeakers and audio products used in residential custom applications.

On January 17, 2003, the Company acquired Elan Home Systems L.L.C. (“Elan”) for an aggregate purchase price of approximately $18,900,000 including a $1,500,000 note payable to the sellers. Elan manufactures and sells consumer electronic equipment that controls whole-house entertainment, communication and automation systems for new residential construction and retrofit markets.

Acquisitions accounted for approximately $21,900,000 and $37,300,000 of the increase to net sales for the second quarter and six months ended July 3, 2004, respectively, and accounted for approximately $4,000,000 and $5,900,000 of the increase to operating earnings for the second quarter and six months ended July 3, 2004, respectively, as compared to 2003. OmniMount, OSCO, SPC and Elan are included in the Residential Building Products Segment in the Company’s segment reporting. Pro forma results related to these acquisitions have not been presented, as the effect is not significant to the Company’s consolidated operating results.

Acquisitions are accounted for as purchases and, accordingly, have been included in the Company's consolidated results of operations since the acquisition date. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisitions is obtained.

H.        The operating results of the Air Conditioning and Heating Products Segment for the second quarter and first six months ended July 3, 2004 include approximately $600,000 and $1,900,000, respectively, of costs associated with the closure of certain manufacturing facilities and approximately $1,800,000 and $5,900,000, respectively, of estimated inefficient production costs and expenses associated with the start-up of a new manufacturing facility. During the three months ended July 5, 2003 and the period from January 10, 2003 to July 5, 2003, approximately $1,400,000 of costs associated with the closure of certain manufacturing facilities was recorded within the Air Conditioning and Heating Products Segment. There were no costs recorded in the period from January 1, 2003 to January 9, 2003 related to the closure of certain manufacturing facilities within the Air Conditioning and Heating Products Segment.

Operating results for the second quarter ended July 3, 2004 include a non-cash foreign exchange gain of approximately $100,000 and operating results for the first six months ended July 3, 2004 include a non-cash foreign exchange loss of approximately $500,000 on intercompany debt not permanently invested between the Company’s subsidiaries. For the second quarter ended July 5, 2003 and the period from January 10, 2003 to July 5, 2003, operating results include a non-cash foreign exchange gain of approximately $600,000 and $700,000, respectively, on intercompany debt not permanently invested.

During the second quarter and first six months ended July 3, 2004, the Company recorded a pre-tax charge to continuing operations of approximately $3,100,000 and $3,300,000, respectively, for compensation expense related to stock options issued to employees, officers and directors in accordance with SFAS No. 123. During the second quarter ended July 5, 2003 and the period from January 10, 2003 to July 5, 2003, the Company recorded a pre-tax charge to continuing operations of approximately $200,000 and $900,000, respectively, for compensation expense related to stock options issued to employees, officers and Directors in accordance with SFAS No. 123. A portion of this expense has been allocated to the Company’s reporting segments for all periods presented (see Note C).

During the second quarter ended July 5, 2003 and the periods from January 10, 2003 to July 5, 2003 and from January 1, 2003 to January 9, 2003, the Company incurred approximately $300,000, $1,700,000 and $100,000, respectively, of direct expenses and fees associated with the Company’s strategic sourcing software and systems development, which were recorded in Unallocated in the Company’s segment reporting.

For the nine days ended January 9, 2003, the Company incurred certain charges in connection with the Recapitalization. These charges were as follows:

Curtailment loss upon termination of a SERP	$70,142,000
Recapitalization fees, expenses and other	12,848,000
Other	10,000

$83,000,000

I.   On July 15, 2004, THL Buildco Holdings, Inc. and THL Buildco, Inc. (“THL Buildco”), newly formed Delaware corporations affiliated with Thomas H. Lee Partners, L.P., together with certain members of Holdings’ management, entered into a stock purchase agreement with affiliates of Kelso and Company, L.P. and certain other parties, pursuant to which THL Buildco agreed to purchase all of the outstanding capital stock of Holdings in a transaction valued at approximately $1.74 billion before fees and expenses (the “THL Transaction”).

The THL Transaction is subject to customary closing conditions and is expected to be consummated during the third quarter of 2004. Upon closing of the THL Transaction, certain members of management have agreed to settlement or modification of their compensation and benefit arrangements. Management has also agreed to reinvest a substantial portion of their equity interest in Holdings into THL Buildco Holdings, Inc. (see below). No significant costs related to the THL Transaction have been incurred through July 3, 2004. Holdings and Nortek expect to account for the THL Transaction as a purchase in accordance with SFAS No. 141 and Push Down Accounting rules and regulations.

In connection with the THL Transaction, THL Buildco expects to partially finance the transaction, including the redemption of substantially all of Holdings and Nortek’s existing debt, via the issuance of a combination of a new senior secured term loan and new senior subordinated debt. It is expected that the new senior secured term loan will be secured by substantially all of the assets of Nortek and its subsidiaries. Nortek also expects to enter into a $100,000,000 revolving credit facility at the closing which will be available for seasonal working capital borrowing needs and other requirements. It is expected that no borrowings under the revolving credit facility will be necessary at the closing. A summary of the estimated cash sources and uses for the THL Transaction is as follows:

Sources:
Cash equity from the Buyer and its affiliates (1)	$361,200,000
Senior secured term loan	700,000,000
Senior subordinated notes	625,000,000
Estimated cash of the Company	156,200,000

$1,842,400,000

Uses:
Purchase price paid to sellers	$803,100,000
Repayment of existing debt, including interest and redemption premiums	936,400,000
Transaction fees, expenses and other	102,900,000

$1,842,400,000

            (1)   It is expected that management will reinvest up to $110,000,000 of their equity interest in Holdings into THL Buildco Holdings, Inc.

On July 20, 2004, the Company announced that is has offered to purchase for cash all of its 10% Senior Discount Notes due 2011 (approximately $370,500,000 of accreted principal as of July 3, 2004) (the “Senior Discount Notes”) and Nortek announced that it has offered to purchase for cash all of its outstanding 9.875% Senior Subordinated Notes due 2011 ($250,000,000 in principal as of July 3, 2004) (the “9.875% Notes”) and all of its outstanding Floating Rate Notes ($200,000,000 in principal as of July 3, 2004), which are both subject to the successful closing of the THL Transaction. Based upon current estimates, Holdings expects to incur a pre-tax loss from debt retirement of approximately $125,000,000 related to the repurchase of the 9.875% Notes, the Floating Rate Notes and the Senior Discount Notes in the third quarter of 2004, of which approximately $66,000,000 relates to the Senior Discount Notes.

J.   The following is a summary of selected balance sheet amounts and ratios at July 3, 2004 and December 31, 2003:

	Balance at
	July 3, 2004	December 31, 2003

	(Unaudited)
	(Dollar amounts in thousands)

Unrestricted cash, equivalents and
marketable securities	$132,704	$194,120

Accounts receivable less allowances	263,156	214,267

Inventories	201,988	159,415

Net assets of discontinued operations *	---	357,168

Property and equipment, net	190,194	194,455

Intangible assets, net	89,043	94,645

Goodwill	686,897	678,063

Accounts payable	159,678	112,772

Accrued expenses and taxes, net	168,019	151,048

Short-term borrowings and current
maturities of indebtedness	13,410	15,349

Long-term indebtedness	841,940	1,324,626 **

Stockholders’ Investment	288,704	200,208

Debt to equity ratio	3.0:1	6.7:1

*     See Note B for a discussion of the sale of Ply Gem

**   Long-term indebtedness includes approximately $10,867,000 of unamortized premium at December 31, 2003 resulting from the application of Push Down Accounting upon the Recapitalization. See Note F for a discussion of debt called for redemption in 2004.